Exhibit 99.1
NEWS RELEASE

CONTACTS	Larry Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8982	(212) 508-9600
O’CHARLEY’S INC. ANNOUNCES RESTAURANT CLOSINGS
NASHVILLE, Tenn. (December 13, 2010) — O’Charley’s Inc. (NASDAQ: CHUX) today announced that it has closed 11 underperforming O’Charley’s restaurants and five underperforming Ninety Nine restaurants.
David Head, president and chief executive officer of O’Charley’s Inc. said, “Our decision to close these restaurants was a difficult one as we understand the impact this has on our team members and the communities we serve. We deeply appreciate the hard work, passion and enthusiasm of our team members and managers at the affected locations. Everyone impacted by this decision has been offered severance payments, and where geographically feasible we are working hard to find opportunities for these team members at other O’Charley’s and Ninety Nine restaurants, as well as with restaurants operated by our competitors.
“These closings permit us to focus our energy and efforts on improving the performance of our remaining 339 company-operated restaurants in 25 states. We continue to strongly believe in the potential of our three concepts which enjoy high brand loyalty and guest appeal. We expect to continue to focus on our turnaround plan which centers on ensuring that every guest experiences great food, great service and strong value while we manage our costs to profitability.”
Eight of the 16 closed restaurants will be treated as discontinued operations in the Company’s financial statements. Not including the discontinued operations, the Company estimates that total pretax charges in the fourth quarter of 2010 relating to these closings for asset impairment, future lease obligations and severance will be approximately $5.0 million. The Company estimates that the closing of these 16 restaurants will increase annual income from operations by approximately $1.5 million, and will increase annual Adjusted EBITDA by approximately $1.0 million.

About O’Charley’s Inc.
O’Charley’s Inc., (NASDAQ: CHUX), headquartered in Nashville, Tenn., is a multi-concept restaurant company. After the restaurant closings announced today, the Company operates or franchises a total of 348 restaurants under three brands: O’Charley’s, Ninety Nine Restaurants, and Stoney River Legendary Steaks. The O’Charley’s concept includes 230 restaurants in 19 states in the Southeast and Midwest, including 221 company-owned and operated O’Charley’s restaurants, and 9 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine Restaurants in 107 locations throughout New England and Upstate New York. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “forecast,” “expect,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to the completion of the Company’s fourth quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the accuracy of the estimated charges relating to the store closings and the impact of such closings on our future results of operations, the deterioration in the United States economy and the related adverse effect on our sales of reduced consumer spending; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to maintain or increase operating margins and same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results; the effect of increased competition; the Company’s ability to sell closed restaurants and other surplus assets; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.